UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 14, 2006
                                                 -----------------

                                   QUIPP, INC.
                                   -----------
               (Exact Name of Registrant as Specified in Charter)

          Florida                    0-14870               59-2306191
          -------                    -------               ----------
(State or Other Jurisdiction     (Commission File       (IRS Employer
     of Incorporation)               Number)            Identification No.)


       4800 NW 157th Street, Miami, Florida             33014
       ------------------------------------             -----
     (Address of Principal Executive Offices)         (Zip Code)


Registrant's telephone number, including area code (305) 623-8700
                                                   --------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

           |_| Written communications pursuant to Rule 425 under the Securities
               Act (17 CFR 230.425)
           |_| Soliciting material pursuant to Rule 14a-12 under the Exchange
               Act (17 CFR 240.14a-12)
           |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))
           |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On November 14, 2006, Quipp, Inc. (the "Company") entered into an agreement with the members of the "Henry Group," consisting Henry Investment Trust, L.P., a Pennsylvania limited partnership, Henry Partners, L.P., Delaware limited partnership, Matthew Partners, L.P., a Delaware limited partnership, and David W. Wright. Under the agreement, the Company increased the size of the Board by one director, and Mr. Wright was elected to serve on the Board of Directors. The Company also agreed to nominate Mr. Wright for election to the Board of Directors at the 2006 and 2007 annual meetings of shareholders. In accordance with the agreement, Mr. Wright was also named to the Audit Committee of the Board of Directors and to a special committee of the Board of Directors that is considering strategic alternatives. In addition, the Company agreed that Mr. Wright will serve on any other committee that deals with strategic alternatives, business combination or disposition transactions, debt or equity financings and similar matters.

         Under the agreement, the members of the Henry Group have agreed that, until the end of a "standstill period," the Henry Group will vote their shares of Company stock in favor of all directors nominated by the Board of Directors for election at the 2006 and subsequent annual meetings of shareholders, against any shareholder nominations that are not approved by the Board of Directors, and against any proposals that are not approved by the Board of Directors relating in any manner to Board of Directors composition, structure or election, the calling of a special meeting of shareholders, the ability of shareholders to act by written consent, or any shareholder rights plan or "poison pill." In addition, the members of the Henry Group have agreed to certain other commitments and standstill provisions through the standstill period. Under the agreement, the standstill period will terminate upon the later of (A) the first anniversary of the date of the agreement; and (B) six months after the date on which David W. Wright ceases to serve as a director (subject to early termination if the Company materially breaches certain of its commitments or obligations in the agreement).

         In connection with his election as a director, and in accordance with the agreement, Mr. Wright will receive the same cash compensation and reimbursement of expenses as are payable to other non-employee directors. In addition, he will be entitled to receive equity compensation, generally on the same basis as provided to members of the Board of Directors, subject to the right of the Board of Directors to substitute comparable instruments that settle in cash.

         The full text of the agreement is attached as Exhibit 99.1 to this report and is incorporated herein by reference. The foregoing description does not purport to be a complete summary of the terms of the agreement and is qualified in its entirety by reference to Exhibit 99.1.

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

ITEM 5.02 DEPARTURE OF DIRECTORS OF PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

         Effective November 14, 2006, David W. Wright was elected to the Company's Board of Directors, pursuant to the agreement described in Item 1.01 of this report. Mr. Wright also was named to serve on the Audit Committee of the Board of Directors and on a special committee that is considering strategic alternatives.

         In accordance with its regular practice for newly-elected directors, Quipp granted an option to Mr. Wright to purchase 5,000 shares of its common stock. The options have an exercise price per share equal to the closing price of the Company's common stock on the date of grant. The options vest immediately (subject to limitations on exercise if such exercise would result in the distribution of rights under Quipp's shareholder rights plan) and expire on the tenth anniversary of the date of grant.

         Since 1997, Mr. Wright has served Henry Investment Trust, L.P., initially as Managing Trustee and currently as President and Managing Member. Henry Investment Trust, L.P. acts as general partner to Henry Partners, L.P. and Matthew Partners, L.P., which are private investment partnerships that invest in securities of publicly traded companies. Mr. Wright also is a director of Wegener Corp. Mr. Wright is 48 years old.

ITEM 9.01       FINANCIAL STATEMENT AND EXHIBITS

         (d) Exhibits

                  EXHIBIT NO.                    DESCRIPTION
                  -----------                    -----------

                     99.1 Agreement, dated as of November 14, 2006, by and among the Company and Henry Investment Trust, L.P., Henry Partners, L.P., Matthew Partners, L.P. and David W. Wright

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

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     QUIPP, INC.
                                     (Registrant)

                                     By: /s/ MICHAEL KADY
                                         ----------------
                                         Michael S. Kady
                                         President and Chief Executive Officer

Dated:  November 15, 2006

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